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                                  Exhibit 23.1




                         Consent of Independent Auditors




The Board of Directors
AM Communications, Inc.


We consent to incorporation by reference in the registration statements on Form S-8 (No.333-35988 and No. 333-32826) of AM Communications, Inc. of our report dated June 30, 1999 relating to the balance sheet of AM Communications, Inc. as of April 3, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year ended April 3, 1999 which report is included in the April 1, 2000 Annual Report on Form 10-KSB of AM Communications, Inc.






KPMG LLP
Allentown, Pennsylvania
July 11, 2000